Exhibit 6.1

Other Transaction for Prototype Agreement

BETWEEN

AtomBeam Technologies Inc.

1036 Country Club Dr., Suite 200

Moraga, CA 94563-1949

AND

Space Development Agency

1670 Air Force Pentagon

Washington, DC 20330

CONCERNING

Effective Compaction of Satellite Transmission to Maximize Bandwidth and Data Security

Agreement No.: FA24012390020

Total Amount of the Agreement: $1,201,583.16

Government Funds Obligated: $1,201,583.16

Total Industry Cost Share: $0

Authority: 10 U.S.C. §4022

Effective Date: 23 June 2023

This Agreement is entered into between the United States of America, hereinafter called the Government, represented by the Space Development Agency (SDA), and AtomBeam Technologies, Inc. pursuant to and under United States Federal law.

This Agreement is an Other Transaction, and is therefore not a procurement contract, cooperative agreement or grant agreement. Accordingly, the provisions of the FAR or Department of Defense Federal Acquisition Regulations Supplement (DFARS) do not apply, unless explicitly included in this agreement.

FOR ATOMBEAM TECHNOLOGIES INC.	FOR THE SPACE DEVELOPMENT AGENCY

Charles Yeomans, CEO	David Sharp, Agreements Officer

Summary of Current Value and Funding of the Agreement

Mod	PR	CLIN	SubCLIN	ACRN	CLIN Value	Obligated Amount
BASIC		0001			$1,201,583.16
BASIC	HQ0642388623		000101	AA		$1,201,583.16

Funding Information

AA         $1,201,583.16

Purchase Requisition: HQ0642388623

Line of Appropriation: ^^^097^2022^2023^^0400^000^^255^D^0605502SDA^^^^^5700^00008522^012215^SDA^SDA – Space Deve^SDA_060605502SDA197^22_0400_0605502^255.00 R&D Cont^^^

Note for DFAS: Use ACRN delineated on each invoice for Payment.

TABLE OF CONTENTS

ARTICLES

ARTICLE I:	Scope of the Agreement
ARTICLE II:	Term
ARTICLE III:	Management of the Project
ARTICLE IV:	Agreement Administration
ARTICLE V:	Obligation and Payment
ARTICLE VI:	Disputes
ARTICLE VII:	Patent Rights
ARTICLE VIII:	Data Rights
ARTICLE IX:	Foreign Access to Technology
ARTICLE X:	Safeguarding Controlled Unclassified Information and Controlled Technical Information and Cyber Incident Reporting
ARTICLE XI:	Title To and Disposition of Property
ARTICLE XII:	Civil Rights Act
ARTICLE XIII:	Security
ARTICLE XIV:	Public Release Or Dissemination Of Information
ARTICLE XV:	Prohibition on Contracting for Certain Telecommunications and Video Surveillance Services or Equipment
ARTICLE XVI:	Order of Precedence
ARTICLE XVII:	Execution

ATTACHMENTS

ATTACHMENT 1	Statement of Work
ATTACHMENT 2	Schedule of Milestones and Payments
ATTACHMENT 3	Data Assertions Table

ARTICLE I:	Scope of the Agreement

A.	Background

AtomBeam will deliver and test its Compaction software for data transmitted by military satellites. By reducing individual messages by 75% in real time, Compaction averages 4x effective expansion of telemetry, tracking and similar types of machine data communications bandwidth, with no added hardware. The technology is lossless, improves battery life and offers benefits in expanded bandwidth similar to launching new satellites. Compaction also adds security, heavily obfuscating and secures data in the same, light computing step. Computing requirements are minimal and apply to virtually any device or network. The technology can be deployed quickly and cost effectively as a software upgrade to existing network equipment. The goal of this Phase II will be to a) demonstrate that for relevant DoD data, Compaction will increase effective bandwidth by 2-4x, and b) provide a practical roadmap for how Compaction can be widely and rapidly integrated in DoD SATCOM connected devices to benefit Government users. AtomBeam will receive the support of Lockheed Martin Corporation in this effort, who will provide test and evaluation facilities as well as personnel for work with classified data and other collaboration input.

B.	Definitions

In this Agreement, the following definitions apply:

Agreement: The body of this Agreement and its Attachments, which are expressly incorporated in and made a part of the Agreement.

Agreements Officer (AO): Means the SDA-warranted individual identified in Article IV(A) below who is authorized to sign this Agreement and approve modifications to it on behalf of the Government.

Agreement Officer Representative (AOR): AOR means the individual identified in Article IV(A), and who is an individual designated and authorized in writing by the AO to perform specific technical or administrative functions on behalf of the Government.

Computer database: A collection of recorded data in a form capable of being processed by a computer. The term does not include computer software.

Computer program: A set of instructions, rules, or routines, recorded in a form that is capable of causing a computer to perform a specific operation or series of operations.

Computer software: Computer programs, source code, source code listings, object code listings, design details, algorithms, processes, flow charts, formulae, and related material that would enable the software to be reproduced, recreated, or recompiled. Computer software does not include computer databases or computer software documentation.

Computer software documentation: Owner's manuals, user's manuals, installation instructions, operating instructions, and other similar items, regardless of storage medium, that explain the capabilities of the computer software or provide instructions for using the software.

Covered Government support contractor: A contractor under a contract, the primary purpose of which is to furnish independent and impartial advice or technical assistance directly to the Government in support of the Government’s management and oversight of a program or effort (rather than to directly furnish an end item or service to accomplish a program or effort), provided that the contractor—

(i)	Is not affiliated with the prime contractor or a first-tier subcontractor on the program or effort, or with any direct competitor of such prime contractor or any such first-tier subcontractor in furnishing end items or services of the type developed or produced on the program or effort; and
(ii)	Receives access to the technical data or computer software for performance of a Government contract that contains the clause at 252.227-7025, Limitations on the Use or Disclosure of Government-Furnished Information Marked with Restrictive Legends.

Data: All recorded information, regardless of the form or method of recording or the media on which it may be recorded. The term does not include information incidental to contract or grant administration, such as financial, administrative, cost or pricing or management information.

Foreign Firm or Institution: A firm or institution organized or existing under the laws of a country other than the United States, its territories, or possessions. The term includes, for purposes of this Agreement, any agency or instrumentality of a foreign government; and firms, institutions or business organizations which are owned or substantially controlled by foreign governments, firms, institutions, or individuals.

Form, Fit, and Function Data: Data relating to items, components, or processes that are sufficient to enable physical and functional interchangeability, and data identifying source, size, configuration, mating and attachment characteristics, functional characteristics, and performance requirements. For Computer Software it means data identifying source, functional characteristics, and performance requirements, but specifically excludes the source code, algorithms, processes, formulas, and flow charts of the software.

Generated: Technical data or computer software first created in the performance of this contract.

Government: The United States of America, as represented by SDA.

Government purpose: Any activity in which the United States Government is a party, including cooperative agreements with international or multi-national defense organizations or sales or transfers by the United States Government to foreign governments or international organizations. Government purposes include competitive procurement, but do not include the rights to use, modify, reproduce, release, perform, display, or disclose technical data or computer software for commercial purposes or authorize others to do so.

Government Purpose Rights: The rights to—

(i)	Use, modify, reproduce, release, perform, display, or disclose technical data or computer software within the Government without restriction; and
(ii)	Release or disclose technical data or computer software outside the Government and authorize persons to whom release or disclosure has been made to use, modify, reproduce, release, perform, display, or disclose that technical data or computer software for United States Government purposes.

Invention: Any invention or discovery which is or may be patentable or otherwise protectable under Title 35 of the United States Code.

Know-How: All information including, but not limited to discoveries, formulas, materials, inventions, processes, ideas, approaches, concepts, techniques, methods, software, programs, documentation, procedures, firmware, hardware, technical data, specifications, devices, apparatus and machines.

Limited Rights: The rights to use, modify, reproduce, release, perform, display, or disclose technical data, in whole or in part, within the Government. The Government may not, without the written permission of the party asserting limited rights, release or disclose the technical data outside the Government, use the technical data for manufacture, or authorize the technical data to be used by another party, except that the Government may reproduce, release, or disclose such data or authorize the use or reproduction of the technical data by persons outside the Government if it is necessary for emergency repair and overhaul or if the release or disclosure is to—

(1) A covered Government support contractor in performance of its covered Government support contracts for use, modification, reproduction, performance, display, or release or disclosure to a person authorized to receive limited rights technical data; or

(2) A foreign government, of technical data other than detailed manufacturing or process data, when use of such data by the foreign government is in the interest of the Government and is required for evaluational or informational purposes;

The recipient of the technical data is subject to a prohibition on the further reproduction, release, disclosure, or use of the technical data, and the Contractor or subcontractor asserting the restriction is notified of such reproduction, release, disclosure, or use.

Made: Relates to any invention means the conception or first actual reduction to practice of such invention.

Noncommercial Computer Software: Software that does not qualify as Commercial Computer Software.

Operations, Maintenance, Installation, or Training Purposes (OMIT) Data: Data that is necessary for operation, maintenance, installation, or training purposes (but not including detailed manufacturing or process data).

Party: Includes the Government (represented by SDA), or the Performer, or both.

Performer: AtomBeam Technologies

Performer Administrator: The individual identified in Article IV (B) below who holds the corporate authority to enter into contractually binding agreements on behalf of the Performer.

Person: An individual, corporation, company, association, authority, firm, partnership, society, State, and local government, regardless of whether such entity is operated for profit, or not for profit.

Practical application: To manufacture, in the case of a composition of product; to practice, in the case of a process or method, or to operate, in the case of a machine or system; and, in each case, under such conditions as to establish that the invention is capable of being utilized and that its benefits are, to the extent permitted by law or Government regulations, available to the public on reasonable terms.

Program: Research and development being conducted by the Performer, as set forth in Article I, paragraph C.

Property: Any tangible personal property other than property actually consumed during the execution of work under this agreement.

SBIR/STTR Computer Software Rights: The Federal Government’s rights during the SBIR/STTR Protection Period in specific types of SBIR/STTR Data that are Computer Software.

1.	The Federal Government may use, modify, reproduce, release, perform, display, or disclose SBIR/STTR Data that are Computer Software within the Federal Government. The Government may exercise SBIR/STTR Computer Software Rights within the Government for:
(i)	Use in Government computers;
(ii)	Modification, adaptation, or combination with other Computer Software, provided that the Data incorporated into any derivative software are subject to SBIR/STTR Computer Software Rights and that the derivative software is marked as containing SBIR/STTR Data;
(iii)	Archive or backup; or
(iv)	Distribution of a computer program to another Government agency, without further permission of the Awardee, if the Awardee is notified of the distribution and the identity of the recipient prior to the distribution, and a copy of the SBIR/STTR Computer Software Rights included in the Funding Agreement is provided to the recipient prior to the distribution. The agency in receipt of the distributed SBIR/STTR Data is subject to the data rights provisions in the SBIR/STTR Awardees SBIR/STTR funding agreement.
2.	The Government shall not release, disclose, or permit access to SBIR/STTR Data that is Computer Software for commercial, manufacturing, or procurement purposes without the written permission of the Awardee. The Government shall not release, disclose, or permit access to SBIR/STTR Data outside the Government without the written permission of the Awardee unless:
(i)	The non-Governmental entity has entered into a non-disclosure agreement with the Government; and
(ii)	The release or disclosure is—

(A) To a Government support service contractor or their subcontractor in the performance of a Government support services contract for internal Government use or activities, including evaluation, diagnosis and correction of deficiencies, and adaptation, combination, or integration with other Computer Software, provided that SBIR/STTR Data incorporated into any derivative software are subject to SBIR/STTR Computer Software Rights, and provided that the release is not for commercial purposes or manufacture; or

(B) Necessary to support certain narrowly-tailored essential Government activities for which law or regulation permits access of a non-Government entity to a contractors’ data developed exclusively at private expense, non-SBIR/STTR Data, such as for emergency repair and overhaul.

SBIR/STTR Data: All Data developed or generated in the performance of an SBIR or STTR award, including Technical Data and Computer Software developed or generated in the performance of an SBIR or STTR award. The term does not include information incidental to contract or grant administration, such as financial, administrative, cost or pricing or management information.

SBIR/STTR Data Rights: The Government’s license rights in properly marked SBIR/STTR Data during the SBIR/STTR Protection Period as follows: SBIR/STTR Technical Data Rights in SBIR/STTR Data that are Technical Data or any other type of Data other than Computer Software and SBIR/STTR Computer Software Rights in SBIR/STTR Data that is Computer Software. Upon expiration of the protection period for SBIR/STTR Data, the Government has a royalty-free license to use, and to authorize others to use on its behalf, these Data for Government Purposes, and is relieved of all disclosure prohibitions and assumes no liability for unauthorized use of these Data by third parties, except that any such Data that is also protected under a subsequent SBIR/STTR award shall remain protected through the protection period of that subsequent award. The Government receives Unlimited Rights in all Form, Fit, and Function Data, OMIT Data, and unmarked SBIR/STTR Data.

SBIR/STTR Protection Period: The period of time during which the Government is obligated to protect SBIR/STTR Data against unauthorized use and disclosure in accordance with SBIR/STTR Data Rights. The SBIR/STTR Protection Period begins at award of an SBIR/STTR Funding Agreement and ends not less than twenty years from that date. (See § 8(b)(4) of this Policy Directive).

SBIR/STTR Technical Data Rights: The Federal Government’s rights during the SBIR/STTR Protection Period in SBIR/STTR Data that are Technical Data or any other type of Data other than Computer Software.

1.	The Government may, use, modify, reproduce, perform, display, release, or disclose SBIR/STTR Data that are Technical Data within the Federal Government; however, the Federal Government shall not use, release, or disclose the data for procurement, manufacture or commercial purposes; or release or disclose the SBIR/STTR Data outside the Government except as permitted by paragraph (2) below or by written permission of the Awardee.
2.	SBIR/STTR Data that are Technical Data may be released outside the Federal Government without any additional written permission of the Awardee only if the non-Governmental entity or foreign government has entered into a non-disclosure agreement with the Federal Government that complies with the terms for such agreements outlined in § 8 of this Policy Directive and the release is:
(i)	Necessary to support certain narrowly-tailored essential Government activities for which law or regulation permits access of a non-Government entity to a contractors’ data developed exclusively at private expense, non-SBIR/STTR Data, such as for emergency repair and overhaul;
(ii)	To a Government support services contractor in the performance of a Government support services contract for internal Government use or activities, including evaluation, diagnosis or modification provided that SBIR/STTR Technical Data incorporated into any derivative Data are subject to SBIR/STTR Technical Data Rights, and the release is not for commercial purposes or manufacture;
(iii)	To a foreign government for purposes of information and evaluation if required to serve the interests of the U.S. Government; or
(iv)	To non-Government entities or individuals for purposes of evaluation.

SDA Software Rights: Applies only to noncommercial computer software and means the Government’s right to use, modify, reproduce, perform, display, release disclose or transfer computer software are restricted. The Government may use a computer program on a limited number of computers and make the minimum number of copies of the computer software required for safekeeping (archive), backup, or modification purposes. The Government will not transfer the software outside of the Government or for any purpose other than the program, except that the Government may allow the use of the noncommercial computer software outside of the Government under a limited set of circumstances, including use by a Covered Government Support Contractor in performance of its covered Government support contract, and after the contractor or subcontractor asserting the restriction is notified in writing as far in advance as practicable that a release or disclosure to particular contractors or subcontractor is planned to be made.

Subject Invention: Any invention conceived or first actually reduced to practice in the performance of work under this Agreement.

Technical Data: Recorded information, regardless of the form or method of the recording, of a scientific or technical nature (including Computer Software Documentation and Computer Databases). The term does not include Computer Software or financial, administrative, cost or pricing, or management information, or other data incidental to contract or grant administration. The term includes recorded Data of a scientific or technical nature that is included in Computer Databases.

Technology: Discoveries, innovations, Know-How and inventions, whether patentable or not, including computer software, recognized under U.S. law as intellectual creations to which rights of ownership accrue, including, but not limited to, patents, trade secrets, maskworks and copyrights developed under this Agreement.

Unlimited Rights: Rights to use, duplicate, release, or disclose, technical data or computer software in whole or in part, in any manner and for any purposes whatsoever, and to have or permit others to do so.

C.	Scope

1.	This Agreement is an other transaction pursuant to 10 U.S.C. § 4022. The principal purpose of this Agreement is to engage in a research and development program for the development of the Effective Compaction of Satellite Transmission to Maximize Bandwidth and Data Security.

2.	The Performer shall be responsible for performance of the work set forth in the Statement of Work (SOW) incorporated in this Agreement as Attachment 1.

3.	The Performer shall be paid a fixed amount for each milestone accomplished in accordance with the Schedule of Milestones and Payments set forth in Attachment 2 and the procedures of Article V. The Schedule of Milestones and Payments may be revised or updated in accordance with Article III.

4.	The Government will have continuous involvement with the Performer. The Government will obtain access to Program results and certain rights in patents and data pursuant to Articles VII and VIII. SDA and the Performer are bound to each other by a duty of good faith in achieving the Program objectives.

ARTICLE II:	Term

A.	Term of this Agreement

The Program commences upon the date of the last signature hereon and continues until the delivery date for the last milestone in Attachment 2 Schedule of Milestones and Payments. Provisions of this Agreement, which, by their express terms or by necessary implication, apply for periods of time other than specified herein, shall be given effect, notwithstanding this Article.

B.	Termination Provisions

Either Party may terminate this Agreement by written notice given at least sixty (60) days prior to termination. The Parties should negotiate in good faith a reasonable and timely equitable adjustment of all outstanding issues between the Parties as a result of termination, which may include non-cancelable commitments, and shall be subject to the limitation in Article VI paragraph C.

In the event of a termination of the Agreement, the Government shall have paid-up rights in technical data or computer software as described in Article VIII, Data Rights. Failure of the Parties to agree to an equitable adjustment shall be resolved pursuant to Article VI, Disputes.

C.	Extending the Term

The Parties may extend by mutual written agreement the term of this Agreement if research opportunities within the vision statement set forth in Article I reasonably warrant. Any extension shall be formalized through modification of the Agreement by the Agreements Officer (AO) and the Performer Administrator.

D.	Force Majeure

Performer shall not be responsible for any losses resulting if the fulfillment of any of the terms of this Agreement is delayed or prevented by revolutions or other civil disorders, riots, wars, terrorism, acts of enemies, fires, snowstorms, floods, earthquakes, pandemics/epidemics/endemics, acts of God, or acts of any Government in its Sovereign capacity by the exercise of reasonable diligence, all items being hereinafter referred to as Force Majeure Events. Notice of an event giving rise to a purported event of Force Majeure shall be given to the Government within thirty (30) days after the occurrence of such event, or as soon as is reasonably practical in the event communications cannot be made in the 30-day period. The Performer shall use its best efforts to avoid, overcome, mitigate, and remove the cause of the event preventing or delaying performance, by using commercially reasonable alternate sources, workaround plans or other means, and the Performer shall continue to perform all of the remainder of its obligations under this Agreement where possible. The Government and Performer shall in good faith negotiate an equitable extension of time for completion, with price adjustment if any, of the whole or any part of the performance of this Agreement impacted by the occurrence of the Force Majeure Event, taking into account the reasons therefore and circumstances associated therewith.

ARTICLE III:	Management of the Project

A.	Management and Program Structure

The Performer shall be responsible for the overall technical and program management of the Program, and technical planning and execution shall remain with the Performer. The SDA Agreements Officer’s Representative (AOR) shall provide recommendations to program developments and technical collaboration and be responsible for the review and verification of the milestones.

B.	Modifications

1.	As a result of meetings, reviews, or at any time during the term of the Agreement, research progress or results may indicate that a change in the SOW and/or the Schedule of Milestones and Payments would be beneficial to program objectives. Recommendations for modifications, including justifications to support any changes to the SOW and/or the Schedule of Milestones and Payments will be documented in writing and submitted by the Performer to the SDA AOR with a copy to the SDA AO. This documentation will detail the technical, chronological, and financial impact of the proposed modification to the research program. The SDA AO and the Performer shall approve any Agreement modification, except minor modifications pursuant to paragraph 3 below. The Government is not obligated to pay for additional or revised future milestones until the Schedule of Milestones and Payments (Attachment 2) is formally revised by the SDA AO and made part of this Agreement.

2.	The SDA AOR shall be responsible for the review and verification of any recommendations to revise or otherwise modify the SOW, prospective milestones, or other proposed changes to the terms and conditions of this Agreement.

3.	For minor or administrative Agreement modifications (e.g. changes in the paying office or appropriation data, changes to Government or the Performer’s personnel identified in the Agreement, incremental funding, etc.) no signature is required by the Performer.

4.	The SDA AO will be responsible for executing all modifications to this Agreement.

ARTICLE IV:	Agreement Administration

Unless otherwise provided in this Agreement, approvals permitted or required to be made by SDA may be made only by the SDA AO. Administrative and contractual matters under this Agreement shall be referred to the following representatives of the parties:

A.	Government Points of Contact:

Agreements Officer (AO):

Dave Sharp

Agreements Officer – SDA

562-607-4258

david.l.sharp.civ@mail.mil

Agreements Officer’s Representative (AOR):

Greg Grozdits

SDA, DoDAAC FA2401

318-436-9434

greg.g.grozdits.civ@mail.mil

Technical Point of Contact (TPOC)

Dan Rosenbaum

NH-04

SCN (SSC/BCS-E)

949-713-3525

daniel.rosenbaum.1@spaceforce.mil

Administrative Agreements Officer (AAO):

Steve Kamau

Administrative Contracting Officer

DCMA Stockton, DoDAAC S0507A

209-242-7421

steve.j.kamau.civ@mail.mil

B.	Performer Points of Contact

Performer’s Administrator:

David White

Vice President, Business Development

949-713-3525

dwhite@atombeamtech.com

Performer’s Program Manager:

Matthew Paull

Senior Software Developer

571-359-1881

matthew.paull@atombeamtech.com

Each party may change its representatives named in this Article by written notification to the other party.

ARTICLE V:	Obligation and Payment

A.	Obligation

1.	The Government’s liability to make payments to the Performer is limited to only those funds obligated under the Agreement at award or by modification to the Agreement. SDA may obligate funds to the Agreement incrementally.

2.	If modification becomes necessary in performance of this Agreement, the AO shall execute a revised Schedule of Milestones and Payment for prospective milestones consistent with Attachment 2 in accordance with Article III paragraph B.

B.	Payments

1.	The Parties agree that fixed payments will be made for the completion of milestones. These payments reflect value received by the Government toward the accomplishment of the research goals of this Agreement.

2.	The Performer shall document the accomplishments of each milestone and submit one (1) copy of all invoices for payment approval. After written verification of the accomplishment of the milestone by the SDA AOR, the Performer will submit their invoice through Wide Area Work Flow (WAWF), as detailed in paragraph B.4. of this Article.

3.	Limitation of Funds: In no case shall the Government’s financial liability exceed the amount obligated under this Agreement.

4.	Payments will be made by the Defense Finance and Accounting Services office, as indicated below, within thirty (30) calendar days of an accepted invoice in WAWF. WAWF is a secure web-based system for electronic invoicing, receipt and acceptance. The WAWF application enables electronic form submission of invoices, government inspection, and acceptance documents in order to support DoD’s goal of moving to a paperless acquisition process. Authorized DoD users are notified of pending actions by e-mail and are presented with a collection of documents required to process the contracting or financial action. It uses Public Key Infrastructure (PKI) to electronically bind the digital signature to provide non-refutable proof that the user electronically signed the document with the contents. Benefits include online access and full spectrum view of document status, minimized re-keying and improving data accuracy, eliminating unmatched disbursements and making all documentation required for payment easily accessible.

5.	The Performer is required to utilize the WAWF system when processing invoices and receiving reports under this Agreement. The Performer shall (i) ensure an Electronic Business Point of Contact is designated in System for Award Management (SAM) at http://www.sam.gov and (ii) register to use WAWF at the https://piee.eb.mil site, within ten (10) calendar days after award of this Agreement. Step-by-step procedures to register are available at the https://piee.eb.mil site. The Performer should submit a copy of the AOR approval of the milestone with each invoice.

a.	Agreement Type: Non-DoD Agreement (Non-FAR)
b.	Invoice Type: 2 in 1 Invoice (Services Only)
c.	For the Issue By DoDAAC, enter FA2401.
d.	For the Admin DoDAAC, enter S0507A.
e.	For the Service Acceptor fields, enter FA2401.
f.	Leave the Inspect by DoDAAC, Ship From Code DoDAAC, Service Approver DoDAAC, and LPO DoDAAC fields blank unless otherwise directed by the Agreements Officer.
g.	The following guidance is provided for invoicing processed under this Agreement through WAWF:
•	The AOR identified in Article IV, "Agreement Administration" shall continue to formally inspect and accept the deliverables/ milestones. To the maximum extent practicable, the AOR shall review the deliverable(s)/ milestone report(s) and either: 1) provide a written notice of rejection to the Performer which includes feedback regarding deficiencies requiring correction, or 2) written notice of acceptance to the AAO and AO.
•	The Performer shall send an email notice to the AOR and upload the AOR approval as an attachment upon submission of an invoice in WAWF (this can be done from within WAWF).
•	Payments shall be made by DFAS – HQ0339.
•	The Performer agrees, when entering invoices entered in WAWF, to utilize the contracting line item number (CLIN) and accounting classification reference number (ACRN) associated with each milestone as delineated at Attachment 2. The Performer agrees that the Government may reject invoices not submitted in accordance with this provision.

h.	Payee Information:
•	Cage Code: 80BF3
•	Unique Entity ID: WCN5DNZBCZV8

6.	Payments shall be made in the amounts set forth in Attachment 2, provided the SDA AOR has verified the accomplishment of the milestones.

7.	Financial Records and Reports:

a.	The Performer shall maintain adequate records to account for all funding under this Agreement. The Performer’s relevant financial records are subject to examination or audit on behalf of SDA by the Government for a period not to exceed three (3) years after expiration of the term of this Agreement. The AO or designee shall have direct access to sufficient records and information of the Performer, to ensure full accountability for all funding under this Agreement. Such audit, examination, or access shall be performed during business hours on business days upon prior written notice and shall be subject to the security requirements of the audited party.

b.	To the extent that the total government payments under the Agreement exceed $5,000,000, the Comptroller General of the United States, in its discretion, shall have access to and the right to examine records of any party to the Agreement or any entity that participates in the performance of this Agreement that directly pertain, to and involve transactions relating to, the Agreement for a period of three (3) years after final payment is made. This requirement shall not apply with respect to any party to this Agreement or any entity that participates in the performance of the Agreement, or any subordinate element of such party or entity, that, in the year prior to the date of the Agreement, has not entered into any other contract, grant, cooperative agreement, or other transaction agreement that provides for audit access to its records by a government entity in the year prior to the date of this Agreement. This paragraph only applies to any record that is created or maintained in the ordinary course of business or pursuant to a provision of law. The terms of this paragraph shall be included in all sub-agreements/contracts to the Agreement.

ARTICLE VI:	Disputes

A.	General

The Parties shall communicate with one another in good faith and in a timely and cooperative manner when raising issues under this Article.

B.	Dispute Resolution Procedures

1.	Any disagreement, claim or dispute between SDA and the Performer concerning questions of fact or law arising from or in connection with this Agreement, and, whether or not involving an alleged breach of this Agreement, may be raised only under this Article.

2.	Whenever disputes, disagreements, or misunderstandings arise, the Parties shall attempt to resolve the issue(s) involved by discussion and mutual agreement as soon as practicable. In no event shall a dispute, disagreement or misunderstanding which arose more than three (3) months prior to the notification made under subparagraph B.3 of this article constitute the basis for relief under this article unless the SDA Director in the interests of justice waives this requirement.

3.	Failing resolution by mutual agreement, the aggrieved Party shall document the dispute, disagreement, or misunderstanding by notifying the other Party in writing of the relevant facts, identify unresolved issues, and specify the clarification or remedy sought. Within five (5) working days after providing notice to the other Party, the aggrieved Party may, in writing, request a joint decision by the SDA Program Manager and Performer senior executive, no lower than the Vice President level, appointed by the Performer. The other Party shall submit a written position on the matter(s) in dispute within thirty (30) calendar days after being notified that a decision has been requested. The SDA Deputy Director and the senior executive shall conduct a review of the matter(s) in dispute and render a bilaterally agreed upon decision in writing within thirty (30) calendar days of receipt of such written position. Any such joint decision is final and binding.

4.	In the absence of a joint decision, upon written request to the SDA Director, made within thirty (30) calendar days of the expiration of the time for a decision under subparagraph B.3 above, the dispute shall be further reviewed. The SDA Director may elect to conduct this review personally or through a designee or jointly with a senior executive, no lower than the Vice President level, appointed by the Performer. Following the review, the SDA Director or designee will resolve the issue(s) and notify the Parties in writing. Such resolution is not subject to further administrative review and, to the extent permitted by law shall be the final and binding decision of the SDA.

5.	For avoidance of doubt, nothing in this Agreement shall prohibit the Performer from bringing any legal action in a court of competent jurisdiction, to include an action challenging the resolution issued by the SDA Director or designee.

C.	Limitation of Damages

To the extent consistent with federal law and regulations, claims by the Government for damages of any nature whatsoever pursued under this agreement shall be limited to direct damages and only up to the aggregate amount of Government funding for prototype development disbursed and unspent, pursuant to this agreement as of the time the dispute arises. Claims by the Performer for damages of any nature whatsoever pursued under this agreement shall be limited to direct damages only up to the aggregate amount of Government funding for prototype development obligated to this agreement and unspent as of the time the dispute arises.

D.	Warranty

Performer makes no express or implied warranties whatsoever with respect to the deliverables hereunder, including any (a) implied warranty of fitness for a particular purpose or (b) implied warranty of merchantability.

ARTICLE VII:	Patent Rights

A.	Allocation of Principal Rights

1.	Unless the Performer shall have notified SDA, in accordance with subparagraph B.2 below, that the Performer does not intend to retain title, the Performer shall retain the entire right, title, and interest throughout the world to each Subject Invention consistent with the provisions of this Article.

2.	With respect to any Subject Invention in which the Performer retains title, SDA shall have a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced on behalf of the United States the Subject Invention throughout the world.

B.	Invention Disclosure,

1.	The Performer shall disclose each Subject Invention to SDA within four (4) months after the inventor discloses it in writing to his company personnel responsible for patent matters. The disclosure to SDA shall be in the form of a written report and shall identify the Agreement and circumstances under which the Invention was made and the identity of the inventor(s). It shall be sufficiently complete in technical detail to convey a clear understanding, to the extent known at the time of the disclosure, of the nature, purpose, operation, and the physical, chemical, biological, or electrical characteristics of the Subject Invention. The disclosure shall also identify any publication, sale, or public use of the invention and whether a manuscript describing the Invention has been submitted and/or accepted for publication at the time of disclosure.

2.	If the Performer determines that it does not intend to retain title to any such Subject Invention, the Performer shall notify SDA, in writing, within eight (8) months of disclosure to SDA. However, in any case where publication, sale, or public use has initiated the one-year statutory period wherein valid patent protection can still be obtained in the United States, the period for such notice may be shortened by SDA to a date that is no more than sixty (60) calendar days prior to the end of the statutory period.

3.	The Performer shall file its initial patent application on a Subject Invention to which it elects to retain title within one (1) year after election of title or, if earlier, prior to the end of the statutory period wherein valid patent protection can be obtained in the United States after a publication, or sale, or public use. The Performer may elect to file patent applications in additional countries, including the European Patent Office and the Patent Cooperation Treaty, within either ten (10) months of the corresponding initial patent application or six (6) months after the date permission is granted by the Commissioner for Patents to file foreign patent applications, where such filing had previously been prohibited by a Secrecy Order.

4.	The Performer shall notify SDA of any decisions not to continue the prosecution of a patent application, pay maintenance fees, or defend in a reexamination or opposition proceedings on a patent, in any country, not less than thirty (30) calendar days before the expiration of the response period required by the relevant patent office.

5.	Requests for extension of the time for disclosure election, and filing under Article VII, may be granted at SDA’s discretion after considering the circumstances of the Performer and the overall effect of the extension.

6.	The Performer shall submit to SDA annual listings of Subject Inventions. At the completion of the Agreement, the Performer shall submit a comprehensive listing of all Subject Inventions identified during the course of the Agreement and the current status of each.

C.	Conditions When the Government May Obtain Title

Upon SDA’s written request, the Performer shall convey title to any Subject Invention to SDA under any of the following conditions:

1.	If the Performer fails to disclose or elects not to retain title to the Subject Invention within the times specified in Paragraph B of this Article; however, SDA may only request title within sixty (60) calendar days after learning of the failure of the Performer to disclose or elect within the specified times;

2.	In those countries in which the Performer fails to file patent applications within the times specified in Paragraph B of this Article; however, if the Performer has filed a patent application in a country after the times specified in Paragraph B of this Article, but prior to its receipt of the written request by SDA, the Performer shall continue to retain title in that country; or

3.	In any country in which the Performer decides not to continue the prosecution of any application for, to pay the maintenance fees on, or defend in reexamination or opposition proceedings on, a patent on a Subject Invention.

D.	Minimum Rights to the Performer and Protection of the Performer’s Right to File

1.	The Performer shall retain a nonexclusive, royalty-free license throughout the world in each subject invention to which the Government obtains title, except if the Performer fails to disclose the Subject Invention within the times specified in Paragraph B of this Article. The Performer’s license extends to its domestic subsidiaries and affiliates, including Canada, if any, and includes the right to grant licenses of the same scope to the extent that the Performer was legally obligated to do so at the time the Agreement was awarded. The license is transferable only with the approval of SDA, except when transferred to the successor of that part of the business to which the Subject Invention pertains. SDA approval for license transfer shall not be unreasonably withheld.

2.	The Performer’s domestic license may be revoked or modified by SDA to the extent necessary to achieve expeditious practical application of the Subject Invention pursuant to an application for an exclusive license submitted consistent with appropriate provisions at 37 C.F.R. Part 404. This license shall not be revoked in that field of use or the geographical areas in which the Performer has achieved practical application and continues to make the benefits of the Subject Invention reasonably accessible to the public. The license in any foreign country may be revoked or modified at the discretion of SDA to the extent the Performer, its licensees, or the subsidiaries or affiliates have failed to achieve practical application in that foreign country.

3.	Before revocation or modification of the license, SDA shall furnish the Performer a written notice of its intention to revoke or modify the license, and the Performer shall be allowed thirty (30) calendar days (or such other time as may be authorized for good cause shown) after the notice to show cause why the license should not be revoked or modified.

E.	Action to Protect the Government’s Interest

1.	The Performer agrees to execute or to have executed and promptly deliver to SDA all instruments necessary to (i) establish or confirm the rights the Government has throughout the world in those Subject Inventions to which the Performer elects to retain title, and (ii) convey title to SDA when requested under Paragraph C of this Article and to enable the Government to obtain patent protection throughout the world in that Subject Invention.

2.	The Performer agrees to require by written agreement with its employees, other than clerical and non-technical employees, to disclose promptly in writing to personnel identified as responsible for the administration of patent matters and in a format suggested by the Performer each Subject Invention made under this Agreement in order that the Performer can comply with the disclosure provisions of Paragraph B of this Article. The Performer shall instruct employees, through employee agreements or other suitable educational programs, on the importance of reporting inventions in sufficient time to permit the filing of patent applications prior to United States or foreign statutory bars.

3.	The Performer shall include, within the specification of any United States patent application and any patent issuing thereon covering a subject invention, the following statement:

This invention was made with Government support under Agreement FA24012390020 awarded by SDA. The Government has certain rights in the invention.

F.	Lower Tier Agreements

The Performer shall include this Article, suitably modified, in all subcontracts or lower tier agreements, regardless of tier, for experimental, developmental, or research work.

G.	Reporting on Utilization of Subject Inventions

1.	The Performer agrees to submit, during the term of the Agreement, an annual report on the utilization of a Subject Invention or on efforts at obtaining such utilization that are being made by the Performer or its licensees or assignees. Such reports shall include information regarding the status of development, date of first commercial sale or use, gross royalties received by the Performer, and such other data and information as the agency may reasonably specify. The Performer also agrees to provide additional reports as may be requested by SDA in connection with any march-in proceedings undertaken by SDA in accordance with Paragraph I of this Article. SDA agrees it shall not disclose such information to persons outside the Government without permission of the Performer, unless required by law.

2.	All required reporting shall be submitted to the AO and Administrative Agreements Officer (AAO), where one is appointed.

H.	Preference for American Industry

Notwithstanding any other provision of this clause, the Performer agrees that it shall not grant to any person the exclusive right to use or sell any Subject Invention in the United States unless such person agrees that any product embodying the Subject Invention or produced through the use of the subject invention shall be manufactured substantially in the United States. However, in individual cases, the requirements for such an agreement may be waived by SDA upon a showing by the Performer that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the United States or that, under the circumstances, domestic manufacture is not commercially feasible.

I.	March-in Rights

The Performer agrees that, with respect to any Subject Invention in which it has retained title, SDA has the right to require the Performer, an assignee, or exclusive licensee of a Subject Invention to grant a non-exclusive license to a responsible applicant or applicants, upon terms that are reasonable under the circumstances, and if the Performer, assignee, or exclusive licensee refuses such a request, SDA has the right to grant such a license itself if SDA determines that:

1.	Such action is necessary because the Performer or assignee has not taken effective steps, consistent with the intent of this Agreement, to achieve practical application of the Subject Invention;

2.	Such action is necessary to alleviate health or safety needs which are not reasonably satisfied by the Performer, assignee, or their licensees;

3.	Such action is necessary to meet requirements for public use and such requirements are not reasonably satisfied by the Performer, assignee, or licensees; or

4.	Such action is necessary because the agreement required by Paragraph H of this Article has not been obtained or waived or because a licensee of the exclusive right to use or sell any Subject Invention in the United States is in breach of such Agreement.

J.	Authorization and Consent

The Government authorizes and consents to all use and manufacture of any invention described in and covered by a United States patent in the performance of this contract or any subcontract at any tier.

ARTICLE VIII:	Data Rights

A.	Allocation of SBIR/STTR Data Rights

1.	The Performer retains ownership of all SBIR/STTR Data it develops or generates in the performance of an SBIR/STTR award. The SBC retains all rights in SBIR/STTR Data that are not granted to the Federal Government in accordance with the SBIR/STTR Policy Directive. These rights of the SBC do not expire. The rights for pre-existing technical data and computer software are delineated in Attachment 3 - Data Assertions Table.

2.	During the SBIR/STTR Protection Period, the Federal Government receives SBIR/STTR Technical Data Rights in appropriately marked SBIR/STTR Data that is Technical Data or any other type of Data other than Computer Software; and SBIR/STTR Computer Software Rights in appropriately marked SBIR/STTR Data that is Computer Software.

3.	After the protection period, the Federal Government may use, and authorize others to use on its behalf, for Government Purposes, SBIR/STTR Data that was protected during the SBIR/STTR Protection Period.

4.	The Federal Government receives Unlimited Rights in Form Fit, and Function Data, OMIT Data, and all unmarked SBIR/STTR Data

5.	Notwithstanding the provision in A.6, the performer agrees, with respect to technical data or computer software-generated or developed under this Agreement, that the Government may, within three (3) years after completion or termination of this Agreement, require delivery of data in accordance with the terms of this Agreement; and the Contractor shall be compensated only for converting the technical data or computer software into the prescribed form, and for delivery.

6.	March-In Rights

(a.)	In the event the Government chooses to exercise its March-in Rights, as defined in Article VII, Section I of this Agreement, the Performer agrees, upon written request from the Government, to deliver at no additional cost to the Government, all technical data or computer software necessary to achieve practical application within sixty (60) calendar days from the date of the written request. The Government shall retain Unlimited Rights, as defined in Article I, Section B of this Agreement, to this delivered technical data or computer software.

(b.)	To facilitate any potential deliveries, the Performer agrees to retain and maintain in good condition until three (3) years after completion or termination of this Agreement, all technical data or computer software necessary to achieve practical application of any Subject Invention as defined in Article I, Section B of this Agreement.

B.	Identification and Delivery of SBIR/STTR Data

Any SBIR/STTR Data delivered by the Awardee, and in which the Awardee intends to limit the Federal Government’s rights to SBIR/STTR Data Rights, must be delivered with restrictive markings. The Federal Government assumes no liability for the access, use, modification, reproduction, release, performance, display, disclosure, or distribution of SBIR/STTR Data without markings. The Awardee or its subcontractors or suppliers shall conspicuously and legibly mark all such SBIR/STTR Data with the appropriate legend.

1.	The authorized legend shall be placed on each page of the SBIR/STTR Data. If only portions of a page are subject to the asserted restrictions, the SBIR/STTR Awardee shall identify the restricted portions (e.g., by circling or underscoring with a note or other appropriate identifier). With respect to SBIR/STTR Data embodied in Computer Software, the legend shall be placed on: (1) the printed material or media containing the Computer Software; or (2) the transmittal document or storage container. The legend shall read as follows:

“SBIR/STTR DATA RIGHTS

Funding Agreement No.
Award Date
SBIR/STTR Protection Period
SBIR/STTR Awardee
SBIR/STTR Awardee Address

This is SBIR/STTR Data (or is Computer Software or a Prototype that embodies or includes SBIR/STTR Data) to which the SBIR/STTR Awardee has SBIR/STTR Data Rights and to which the Federal Government has received SBIR/STTR Technical Data Rights (or SBIR/STTR Computer Software Rights) during the SBIR/STTR Protection Period and rights of use for Government Purposes after the SBIR/STTR Protection Period, as those terms are defined in the SBIR/STTR Funding Agreement. Awards issued by the U.S. Department of Energy are subject to Unlimited Rights after the SBIR/STTR Protection Period, as that term is defined in the SBIR/STTR Funding Agreement. Any reproduction of SBIR/STTR Data or portions of such data marked with this legend must also reproduce the markings.”

(End of Legend)

2.	Data submitted without correct or appropriate markings may be corrected within 6 months from the date the data is delivered.

C.	Relation to patents

Nothing regarding SBIR/STTR Data Rights in this article shall imply a license to or imply a requirement to license to the Federal Government any patent to a Subject Invention (as defined under the Bayh-Dole Act implemented at 37 CFR 401) made under an SBIR/STTR award.

D.	Lower Tier Agreements

The Performer shall include this Article, suitably modified to identify the Parties, in all subcontracts or lower tier agreements, regardless of tier, for experimental, developmental, or research work.

ARTICLE IX:	Foreign Access to Technology

This Article shall remain in effect during the term of the Agreement and for five (5) years thereafter.

A.	General

The Parties agree that research findings and technology developments arising under this Agreement may constitute a significant enhancement to the national defense, and to the economic vitality of the United States. Accordingly, access to important technology developments under this Agreement by Foreign Firms or Institutions must be carefully controlled. The controls contemplated in this Article are in addition to, and are not intended to change or supersede, the provisions of the International Traffic in Arms Regulations (22 C.F.R. Part 120, et seq.), DoD Manual 5220.22, Volume 2 (August 1, 2018), and the Department of Commerce’s Export Administration Regulations (15 C.F.R. Part 730, et seq.).

B.	Restrictions on Sale or Transfer of Technology to Foreign Firms or Institutions

1.	In order to promote the national security interests of the United States and to effectuate the policies that underlie the regulations cited above, the procedures stated in subparagraphs B.2, B.3, and B.4 below shall apply to any transfer of Technology. For purposes of this paragraph, a transfer includes a sale of the company, and sales or licensing of Technology. Transfers do not include:

a.	Sales of products or components; or

b.	Licenses of software or documentation related to sales of products or components; or

c.	Transfer to foreign subsidiaries of the Performer for purposes related to this Agreement; or

d.	Transfer which provides access to Technology to a Foreign Firm or Institution which is an approved source of supply or source for the conduct of research under this Agreement provided that such transfer shall be limited to that necessary to allow the firm or institution to perform its approved role under this Agreement.

2.	The Performer shall provide timely notice to SDA of any proposed transfers from the Performer of Technology developed under this Agreement to Foreign Firms or Institutions. If SDA determines that the transfer may have adverse consequences to the national security interests of the United States, the Performer, its vendors, and SDA shall jointly endeavor to find alternatives to the proposed transfer which obviate or mitigate potential adverse consequences of the transfer but which provide substantially equivalent benefits to the Performer.

3.	In any event, the Performer shall provide written notice to the SDA AOR and the SDA AO of any proposed transfer to a Foreign Firm or Institution at least sixty (60) calendar days prior to the proposed date of transfer. Such notice shall cite this Article and shall state specifically what is to be transferred and the general terms of the transfer. Within thirty (30) calendar days of receipt of the Performer’s written notification, the SDA AO shall advise the Performer whether it consents to the proposed transfer. In cases where SDA does not concur or sixty (60) calendar days after receipt and SDA provides no decision, the Performer may utilize the procedures under Article VI, Disputes. No transfer shall take place until a decision is rendered.

4.	In the event a transfer of Technology to a Foreign Firm or Institution NOT approved by SDA takes place, the Performer shall (a) refund to SDA funds paid for the development of the Technology and (b) the Government shall have a non-exclusive, nontransferable, irrevocable, paid-up license to practice, or to have practiced on behalf of the United States, the Technology throughout the world for Government and any and all other purposes. Upon request of the Government, the Performer shall provide written confirmation of such licenses.

C.	Lower Tier Agreements

The Performer shall include this Article, suitably modified, to identify the Parties, in all subcontracts or lower tier agreements, regardless of tier, for experimental, developmental, or research work.

ARTICLE X:	Safeguarding Controlled Unclassified Information and Controlled Technical Information and Cyber Incident Reporting

A.	Background

Protection of Controlled Unclassified Information (CUI) and Controlled Technical Information (CTI) is of paramount importance to SDA and can directly impact the ability of SDA to successfully conduct its mission. Therefore, this Article requires the performer to protect CUI and CTI that resides on the performer’s information systems. This article also requires the performer to rapidly report any cyber incident involving CUI or CTI.

B.	Safeguarding CUI and CTI

The performer shall implement the version of NIST Special Publication (SP) 800-171 in effect at the time the solicitation is issued or as authorized by the Agreements Officer for CUI and CTI that resides on the performer’s information systems. Consistent with NIST SP 800-171, implementation may be tailored to facilitate equivalent safeguarding measures used in the performer systems and organization. Any suspected loss or compromise of CUI or CTI that resides on the performer’s information systems shall be considered a cyber incident and require the performer to rapidly report the incident to SDA in accordance with paragraph C below.

The performer shall implement and maintain administrative, technical, and physical safeguards and controls with the security level and services required in accordance with the Cloud Computing Security Requirements Guide (SRG) (version in effect at the time the solicitation is issued or as authorized by the Agreements Officer) found at https://public.cyber.mil/dccs/dccs-documents/, unless notified by the Agreements Officer that this requirement has been waived by the DoD Chief Information Officer.

C.	Cyber Incident Reporting

Upon discovery of a cyber incident involving CUI or CTI, the performer shall take immediate steps to mitigate any further loss or compromise. The performer shall rapidly report the incident to SDA and provide sufficient details of the event—including identification of detected and isolated malicious software—to enable SDA to assess the situation and provide feedback to the performer regarding further reporting and potential mitigation actions. The performer shall preserve and protect images of all known affected information systems and all relevant monitoring/packet capture data for at least 90 days from reporting the cyber incident to enable SDA to assess the cyber incident. The performer agrees to rapidly implement security measures as recommended by SDA consistent with Performer’s Government approved security systems and to provide to SDA any additionally requested information to help the Parties resolve the cyber incident and to prevent future cyber incidents.

D.	Public Release

All information and data covered by this Article must be reviewed and approved by SDA prior to any public release. Submit any requests for review of information or data intended for public release to the SDA Strategic Engagement Cell.

E.	Lower Tier Agreements

The performer shall include this Article in all subcontracts or lower tier agreements, regardless of tier, for work performed in support of this Agreement.

F.	Definitions

Compromise: Disclosure of information to unauthorized persons, or a violation of the security policy of a system, in which unauthorized intentional or unintentional disclosure, modification, destruction, or loss of an object, or the copying of information to unauthorized media may have occurred.

Controlled Technical Information (CTI): Technical information with military or space application that is subject to controls on the access, use, reproduction, modification, performance, display, release, disclosure, or dissemination. Controlled technical information would meet the criteria, if disseminated, for distribution statements B through F using the criteria set forth in DoD Instruction 5230.24, Distribution Statements on Technical Documents.

Controlled Unclassified Information (CUI): Unclassified information that requires safeguarding or dissemination controls, pursuant to and consistent with applicable law, regulations, and Government-wide policies. Instructions for the use, marking, dissemination, and storage of CUI can be found in DoD Instruction 5200.48, “Controlled Unclassified Information (CUI).”

Cyber Incident: Actions taken through the use of computer networks that result in a compromise or an actual or potentially adverse effect on an information system and/or the information residing therein.

Information System: A discrete set of information resources organized for the collection, processing, maintenance, use, sharing, dissemination, or disposition of information.

Rapidly Report: Report to SDA within 72 hours of discovery of any cyber incident.

ARTICLE XI:	Title To and Disposition of Property

A.	Title to Property

Title to each item of property acquired under this Agreement not identified as a deliverable in the Attachment 1 SOW shall vest in the Performer upon acquisition with no further obligation of the Parties. Notwithstanding the foregoing, in the event of termination, Performer retains title to all property acquired by the Performer for use in performing the fixed price scope of work in the Agreement. Performer shall be responsible for the maintenance, repair, protection, and preservation of all Performer acquired property and Government Furnished Property, with the exception of Government Furnished Property that is delivered to the Performer in a condition that is unsuitable for its intended purpose.

B.	Disposition of Property

At the completion of the term of this Agreement, Performer shall disposition property not identified as a deliverable in the Attachment 1 Statement of Work.

ARTICLE XII:	Civil Rights Act

This Agreement is subject to the compliance requirements of Title VI of the Civil Rights Act of 1964 as amended (42 U.S.C. § 2000d) relating to nondiscrimination in Federally assisted programs.

ARTICLE XIII:	Security

No DD Form 254 is required.

ARTICLE XIV:	Public Release Or Dissemination Of Information

(1) There shall be no dissemination or publication, except within and between the Performer and any subcontractors, of information developed under this Agreement or contained in the reports to be furnished pursuant to this Agreement without prior written approval of the AO. All technical reports will be given proper review by appropriate authority to determine which Distribution Statement is to be applied prior to the initial distribution of these reports by the Performer. Unclassified patent related documents are exempt from prepublication controls and this review requirement. There shall be no dissemination or publication, except within and between the Performer and any subcontractor(s), of information developed under this effort without first obtaining approval for public release from SDA.

(2) The Performer shall submit all proposed public releases for review and approval to the SDA Strategic Engagement Cell. Public releases include press releases, specific publicity or advertisement, and publication or presentation, but exclude those relating to the open sourcing or licensing, sales or other commercial exploitation of products, services or technologies. In addition, articles for publication or presentation will contain a statement on the title page worded substantially as follows:

This research was, in part, funded by the U.S. Government. The views and conclusions contained in this document are those of the authors and should not be interpreted as representing the official policies, either expressed or implied, of the U.S. Government.

ARTICLE XV:	Prohibition on Contracting for Certain Telecommunications and Video Surveillance Services or Equipment

(a) Definitions. As used in this clause—

Backhaul means intermediate links between the core network, or backbone network, and the small subnetworks at the edge of the network (e.g., connecting cell phones/towers to the core telephone network). Backhaul can be wireless (e.g., microwave) or wired (e.g., fiber optic, coaxial cable, Ethernet).

Covered foreign country means The People's Republic of China.

Covered telecommunications equipment or services means—

(1) Telecommunications equipment produced by Huawei Technologies Company or ZTE Corporation (or any subsidiary or affiliate of such entities);

(2) For the purpose of public safety, security of Government facilities, physical security surveillance of critical infrastructure, and other national security purposes, video surveillance and telecommunications equipment produced by Hytera Communications Corporation, Hangzhou Hikvision Digital Technology Company, or Dahua Technology Company (or any subsidiary or affiliate of such entities);

(3) Telecommunications or video surveillance services provided by such entities or using such equipment; or

(4) Telecommunications or video surveillance equipment or services produced or provided by an entity that the Secretary of Defense, in consultation with the Director of National Intelligence or the Director of the Federal Bureau of Investigation, reasonably believes to be an entity owned or controlled by, or otherwise connected to, the government of a covered foreign country.

Critical technology means—

(1) Defense articles or defense services included on the United States Munitions List set forth in the International Traffic in Arms Regulations under subchapter M of chapter I of title 22, Code of Federal Regulations;

(2) Items included on the Commerce Control List set forth in Supplement No. 1 to part 774 of the Export Administration Regulations under subchapter C of chapter VII of title 15, Code of Federal Regulations, and controlled—

(i) Pursuant to multilateral regimes, including for reasons relating to national security, chemical and biological weapons proliferation, nuclear nonproliferation, or missile technology; or

(ii) For reasons relating to regional stability or surreptitious listening;

(3) Specially designed and prepared nuclear equipment, parts and components, materials, software, and technology covered by part 810 of title 10, Code of Federal Regulations (relating to assistance to foreign atomic energy activities);

(4) Nuclear facilities, equipment, and material covered by part 110 of title 10, Code of Federal Regulations (relating to export and import of nuclear equipment and material);

(5) Select agents and toxins covered by part 331 of title 7, Code of Federal Regulations, part 121 of title 9 of such Code, or part 73 of title 42 of such Code; or

(6) Emerging and foundational technologies controlled pursuant to section 1758 of the Export Control Reform Act of 2018 (50 U.S.C. 4817).

Interconnection arrangements means arrangements governing the physical connection of two or more networks to allow the use of another's network to hand off traffic where it is ultimately delivered (e.g., connection of a customer of telephone provider A to a customer of telephone company B) or sharing data and other information resources.

Reasonable inquiry means an inquiry designed to uncover any information in the entity's possession about the identity of the producer or provider of covered telecommunications equipment or services used by the entity that excludes the need to include an internal or third-party audit.

Roaming means cellular communications services (e.g., voice, video, data) received from a visited network when unable to connect to the facilities of the home network either because signal coverage is too weak or because traffic is too high.

Substantial or essential component means any component necessary for the proper function or performance of a piece of equipment, system, or service.

(b) Prohibition.

(1) Section 889(a)(1)(A) of the John S. McCain National Defense Authorization Act for Fiscal Year 2019 (Pub. L. 115-232) prohibits the head of an executive agency on or after August 13, 2019, from procuring or obtaining, or extending or renewing a contract to procure or obtain, any equipment, system, or service that uses covered telecommunications equipment or services as a substantial or essential component of any system, or as critical technology as part of any system. The Performer is prohibited from providing to the Government any equipment, system, or service that uses covered telecommunications equipment or services as a substantial or essential component of any system, or as critical technology as part of any system, unless an exception at paragraph (c) of this clause applies or the covered telecommunication equipment or services are covered by a waiver described in FAR 4.2104.

(2) Section 889(a)(1)(B) of the John S. McCain National Defense Authorization Act for Fiscal Year 2019 (Pub. L. 115-232) prohibits the head of an executive agency on or after August 13, 2020, from entering into a contract, or extending or renewing a contract, with an entity that uses any equipment, system, or service that uses covered telecommunications equipment or services as a substantial or essential component of any system, or as critical technology as part of any system, unless an exception at paragraph (c) of this clause applies or the covered telecommunication equipment or services are covered by a waiver described in FAR 4.2104. This prohibition applies to the use of covered telecommunications equipment or services, regardless of whether that use is in performance of work under a Federal contract.

(c) Exceptions. This clause does not prohibit Performers from providing—

(1) A service that connects to the facilities of a third-party, such as backhaul, roaming, or interconnection arrangements; or

(2) Telecommunications equipment that cannot route or redirect user data traffic or permit visibility into any user data or packets that such equipment transmits or otherwise handles.

(d) Reporting requirement.

(1) In the event the Performer identifies covered telecommunications equipment or services used as a substantial or essential component of any system, or as critical technology as part of any system, during contract performance, or the Performer is notified of such by a subcontractor at any tier or by any other source, the Performer shall report the information in paragraph (d)(2) of this clause to the Contracting Officer, unless elsewhere in this contract are established procedures for reporting the information; in the case of the Department of Defense, the Performer shall report to the website at https://dibnet.dod.mil. For indefinite delivery contracts, the Performer shall report to the Contracting Officer for the indefinite delivery contract and the Contracting Officer(s) for any affected order or, in the case of the Department of Defense, identify both the indefinite delivery contract and any affected orders in the report provided at https://dibnet.dod.mil.

(2) The Performer shall report the following information pursuant to paragraph (d)(1) of this clause:

(i) Within one business day from the date of such identification or notification: The contract number; the order number(s), if applicable; supplier name; supplier unique entity identifier (if known); supplier Commercial and Government Entity (CAGE) code (if known); brand; model number (original equipment manufacturer number, manufacturer part number, or wholesaler number); item description; and any readily available information about mitigation actions undertaken or recommended.

(ii) Within 10 business days of submitting the information in paragraph (d)(2)(i) of this clause: Any further available information about mitigation actions undertaken or recommended. In addition, the Performer shall describe the efforts it undertook to prevent use or submission of covered telecommunications equipment or services, and any additional efforts that will be incorporated to prevent future use or submission of covered telecommunications equipment or services.

(e) Subcontracts. The Performer shall insert the substance of this clause, including this paragraph (e) and excluding paragraph (b)(2), in all subcontracts and other contractual instruments, including subcontracts for the acquisition of commercial items.

ARTICLE XVI:	Order of Precedence

In the event of any inconsistency between the terms of this Agreement and language set forth in the Attachments, the inconsistency shall be resolved by giving precedence in the following order: (1) The Agreement, and (2) all Attachments to the Agreement.

ARTICLEXVII:	Execution

This Agreement constitutes the entire agreement of the Parties and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions among the Parties, whether oral or written, with respect to the subject matter hereof. This Agreement may be revised only by written consent of the Performer and the SDA AO. This Agreement, or modifications thereto, may be executed in counterparts each of which shall be deemed as original, but all of which taken together shall constitute one and the same instrument.